Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

Odeon and UCI Cinemas Holdings Limited:

We consent to the use of our report dated October 20, 2016, with respect to the consolidated balance sheet of Odeon and UCI Cinemas Holdings Limited as of December 31, 2015, and the related consolidated profit and loss account, and consolidated statements of other comprehensive income, changes in equity, and cash flows for the year then ended, which report appears in the Form 8-K of AMC Entertainment Holdings, Inc. dated October 24, 2016 and is incorporated by reference herein.

The audit report is qualified due to the omission of comparative financial information, which omission is more fully disclosed in Note 1 to the December 31, 2015 consolidated financial statements. Furthermore, the audit report contains an explanatory paragraph relating to qualitative differences between UK Accounting Standards, including FRS 102, (the Financial Reporting Standard applicable in the UK and Republic of Ireland) and U.S. generally accepted accounting principles.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which forms part of this Registration Statement on Form S-4 to be filed by AMC Entertainment Holdings, Inc. on April 19, 2017.

/s/ KPMG LLP

KPMG LLP

Manchester, United Kingdom

April 19, 2017